UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Proxy Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.           )

Check the appropriate box:
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☒	Definitive Information Statement
LIME ENERGY CO.
(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIME ENERGY CO.

16810 Kenton Drive, Suite 240

Huntersville, NC 28078

NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS

To the Stockholders of LIME ENERGY CO.:

This letter and accompanying information statement is being furnished to the stockholders of Lime Energy Co., a Delaware corporation (“we”, “us”, “our” or the “Company”), to inform them of certain actions taken by the written consent of the holders of a majority of the Company’s outstanding common stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action described in the accompanying Information Statement was approved by our board of directors and by the written consent of holders of a majority of our issued and outstanding common stock.  Under applicable law, we may effect the corporate action described in the accompanying Information Statement without a meeting or vote of our stockholders if stockholders holding a majority of our issued and outstanding common stock have consented to such action in writing.  Accordingly, we are not asking for your vote on this matter and the accompanying Information Statement is being furnished solely for the purpose of informing you of the corporate action described therein before they take effect.

The purpose of this Information Statement is to inform our stockholders of the action taken by the written consent of the holders of a majority of our outstanding common stock delivered to the Company on September 10, 2013 to approve an amendment to our certificate of incorporation that would effect a one-to-seven (1-7) reverse stock split of our common stock.  This letter and the accompanying Information Statement will serve as written notice to stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

The accompanying Information Statement contains details of the corporate described above.  You are urged to read it carefully and in its entirety.

The accompanying Information Statement is first being mailed to our stockholders on or about September 20, 2013 to stockholders of record as of August 28, 2013 and as of September 10, 2013.  The corporate actions described therein will take effect no fewer than 20 calendar days after the initial mailing of this Information Statement, or not earlier than October 10, 2013.

By Order of the Board of Directors,

/s/ John O’Rourke
John O’Rourke
Chief Executive Officer
Huntersville, North Carolina
September 20, 2013

LIME ENERGY CO.

16810 Kenton Drive, Suite 240

Huntersville, NC 28078

INFORMATION STATEMENT

September 20, 2013

We are furnishing this Information Statement to holders of the common stock, par value $.0001 per share, of Lime Energy Co., a Delaware corporation (“we”, “us”, “our” or the “Company”) of record at the close of business on August 28, 2013 and on September 10, 2013 in connection with the approval by the holders of a majority of our outstanding common stock, acting by written consent, of an amendment (the “Amendment”) to our certificate of incorporation that would effect a one-to-seven (1-7) reverse stock split of our Common Stock (the “Reverse Stock Split”), but which would not reduce the number of shares of common stock that we are authorized to issue.

The form of certificate of amendment for the Amendment (the “Certificate of Amendment”) is attached as Appendix A to this Information Statement.  The Amendment will not change the authorized number of shares of common stock or preferred stock of the Company, or the par value of the Company’s common stock or preferred stock.

We will commence mailing this Information Statement on or about September 20, 2013 to the holders of record on August 28, 2013 and on September 10, 2013 (the “Record Date”) of the outstanding shares of our common stock.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

Our board of directors the (the “Board”) unanimously adopted resolutions approving the Amendment and declaring its advisability on August 28, 2013 and as of September 10, 2013, the holders of a majority of our outstanding common stock approved the Amendment by written consent in lieu of a meeting.  It is recommended that you read the Information Statement in its entirety for a full description of the actions approved by the holders of a majority of the Company’s outstanding common stock.

We will pay the expenses in connection with the distribution of this Information Statement.  We will request that brokerage houses, nominees, custodian, fiduciaries and other similar persons or entities to forward this Information Statement to beneficial owners of its voting securities held of record by them, and we will reimburse those persons or entities for reasonable out-of-pocket expenses incurred in forwarding the Information Statement.

Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by contacting our Corporate Secretary at Lime Energy Co., 16810 Kenton Drive, Suite 240,

Huntersville, NC 28078 or by telephone at (704) 892-4442. If multiple shareholders sharing an address have received one copy of this Information Statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our Corporate Secretary. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our Corporate Secretary.

Effective Dates of the Actions

The Reverse Stock Split will be effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur no fewer than 20 calendar days after the initial mailing of this Information Statement, or not earlier than October 10, 2013.  Notwithstanding the approval of the Amendment by a majority of our stockholders, the board of directors may, in its sole discretion, determine not to effect and abandon the Reverse Stock Split without further action by stockholders.

Outstanding Shares and Voting Rights

As of August 28, 2013, the Record Date, the Company’s had 25,152,693 shares of its common stock issued and outstanding and no shares of preferred stock outstanding.  Each share of the Company’s common stock entitles its holder to one vote on any matter submitted to the stockholders.  However, because the stockholders holding at least a majority of the Company’s outstanding common stock as of the Record Date have voted in favor of approval of the Reverse Stock by written consent, no other consents are solicited in connection with this Information Statement.

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of stockholders can be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.  The Company’s bylaws require the affirmative vote of the majority of shares entitled to vote on the matter.

Interests of Certain Persons in Matters to Be Acted Upon

As previously disclosed, we are engaged in discussions with the holders of our subordinated secured convertible notes, including two of our directors, Richard Kiphart and Chris Capps, regarding a transaction in which some or all of those outstanding notes would be exchanged for a new series of our preferred stock and those holders would purchase additional shares of preferred stock.  The preferred stock offered to those parties has not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  That preferred stock would be convertible into our common stock.  We currently do not have a sufficient number of shares of common stock authorized but unissued to issue shares of common stock upon conversion of all of the preferred stock that we expect to issue in the contemplated transaction.  Because the Amendment will permit us to effect the Reverse Stock Split but does not decrease the number of shares of common stock that we are authorized to issue, following the Reverse Stock Split, we will have sufficient authorized but unissued common stock to issue all common stock issuable upon conversion of all of the preferred stock that we expect to issue in the contemplated transaction, including any issued to Messrs. Kiphart or Capps.

Except as described above, none of our officers and directors, nor any of their associates, has any interest in the actions approved by our stockholders and described in this Information Statement except in their capacity as holders of our common stock (which interest does not differ from that of the other holders of our common stock).

Dissenter’s Right of Appraisal

None of the Reverse Stock Split, the Note Sale or the approval of any of them by the holders of a majority of our common stock would grant dissenting stockholders the right of appraisal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding the beneficial ownership of our securities as of September 4, 2013 by:

•                  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting securities;

•                  each of our directors and named executive officers, and

•                  all of our directors and executive officers as a group (six persons).

Each stockholder’s beneficial ownership is based on 25,152,693 shares of Lime common stock outstanding as of August 30, 2013.  Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each person listed in the following table is c/o Lime Energy Co., 16810 Kenton Drive, Suite 240, Huntersville, NC 28078.

Beneficial Owners of Greater Than 5% of Our Common Stock:

Name	Shares Directly Held	Shares Issuable Upon Exercise of Options (1)	Shares Issuable Upon Exercise of Warrants	Shares Issuable Upon Conversion of Notes	Total	%
The John Thomas Hurvis Revocable Trust dated March 8, 2002	79,575	—	1,865,672	3,711,416	5,656,663	18.41%
Nettlestone Enterprises Limited	912,887	—	746,269	1,472,278	3,131,434	11.44%
Richard P. Kiphart	10,669,308	43,722	2,215,672	3,711,416	16,640,118	53.47%

Directors and Executive Officers:

Name	Shares Directly Held	Shares Issuable Upon Exercise of Options (1)	Shares Issuable Upon Exercise of Warrants	Shares Issuable Upon Conversion of Notes	Total	%

Gregory T. Barnum	64,919	139,356	—	—	204,275	*

Christopher W. Capps	61,934	110,448	37,314	68,259	277,955	1.10%

Stephen Glick	663,676	14,286	—	—	677,962	2.69%

Richard P. Kiphart	10,669,308	43,722	2,215,672	3,711,416	16,640,118	53.47%

Jeffrey R. Mistarz	61,121	325,895	—	—	387,016	1.52%

John O’Rourke	211,226	457,916	—	—	669,142	2.61%

All directors and executive officers as a group (6 persons)	11,732,184	1,091,623	2,252,986	3,779,675	18,856,468	58.35%

*                                         Denotes beneficial ownership of less than 1%.

(1)         Represents options to purchase our common stock exercisable within 60 days of September 4, 2013.  For the purposes

Changes in Control

We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company.

APPROVAL OF THE REVERSE STOCK SPLIT

Summary

Our authorized capital stock consists of 55,000,000 shares, of which 50,000,000 are common stock and 5,000,000 are preferred stock. On August 28, 2013, our board of directors approved an amendment to our certificate of incorporation to effect the Reverse Stock Split of our common stock (the “Amendment”).  The Amendment will not change the number of shares of common stock that we are authorized to issue.  The Reverse Stock Split will be at a ratio of one-to-seven (1-7).  The Reverse Stock Split will be effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur no fewer than 20 calendar days after the initial mailing of this Information Statement, or not earlier than October 10, 2013.  The text of the Certificate of Amendment is attached as Appendix A to this Information Statement. The Certificate of Amendment has been approved by written consent by the holders of a majority of our outstanding common stock delivered to the Company as of September 10, 2013. Our board of directors, in its discretion, may abandon the Reverse Stock Split at any time prior to the filing of the Certificate of Amendment.

Reasons for the Reverse Stock Split

As we have previously disclosed, we do not comply with NASDAQ Listing Rule 5550(a)(2), which requires that primary equity securities listed on The NASDAQ Capital Market have a minimum bid price of at least $1.00 to continue to be listed.  Our second grace period for regaining compliance expired on August

26, 2013.  Pursuant to our compliance plan submitted to The NASDAQ Stock Market’s Hearings Panel, we must implement the Reverse Stock Split or the closing bid price for our common stock must have remained above $1.00 for ten consecutive trading days by October 11, 2013.  We anticipate that reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that the minimum bid price for our common stock following the Reverse Stock Split will be or remain above the minimum bid price required for continued listing on any such stock exchange or that we will otherwise satisfy the eligibility requirements for continued listing on The NASDAQ Stock Market.

It should be noted, however, that while reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended to increase the per share market price of our common stock, other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business, may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split will increase the per share market price of our common stock or that the per share market price of our common stock will not decrease in the future. Additionally, there can be no assurance that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Principal Effects on Outstanding Common Stock

As a result of the Reverse Stock Split of our common stock, each share of our common stock outstanding immediately prior the filing of the amendment to our certificate of incorporation effecting the Reverse Stock Split will represent one-seventh (1/7) of one share of our common stock.  This will result in each holder of our common stock immediately prior to the Reverse Stock Split owning one-seventh (1/7) of the number of shares of common stock owned by such holder prior to the Reverse Stock Split. No fractional shares or scrip of our common stock will be issued in connection with the Reverse Stock Split. Any fractional share will be rounded up to the nearest whole number post-split share. The ReversenStock Split may also result in some stockholders holding “odd lots” of less than 100 shares of common stock.  Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

After the Reverse Stock Split is effective, our common stock will have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which is a number used to identify securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Reverse Stock Split is effective, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our common stock will continue to trade under the symbol “LIME”, although we expect that the letter “D” will be added to the end of the trading symbol for a period of approximately 20 trading days after the effective time of the Reverse Stock Split to indicate that a reverse stock split has occurred.  If we comply with the other requirements for continued listing on The NASDAQ Capital Market, we expect that after the Reverse Stock Split, our common stock will continue to be listed on the NASDAQ Capital Market tier of the NASDAQ Stock Market.  We note that we do not currently comply with NASDAQ Listing Rule 5550(b)(1), which requires that a company with primary equity securities listed on The NASDAQ Capital Market maintain a minimum stockholders’ equity of $2.5 million. We are engaged in discussions with the holders of our subordinated secured convertible notes, regarding a transaction in which some of those outstanding notes would be exchanged for a new series of our preferred stock and those holders would purchase additional shares of preferred stock.  If we are able to consummate that transaction, we expect that we will be able to comply with NASDAQ Listing Rule

5550(b)(1).  We cannot, however, assure you that we will be able to consummate that transaction.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the effectiveness of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the our transfer agent after the effective date of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to our transfer agent in exchange for certificates representing the appropriate number of whole shares of our post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of our common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of our post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with similar restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Effect on Authorized but Unissued Shares of Common Stock

Generally

The number of shares of common stock that we are authorized to issue will not change as a result of the Reverse Stock Split.  Therefore, because the number of authorized shares will not be reduced by the same equivalent proportion as the number of outstanding shares of our common stock, the Reverse Stock Split will have the effect of an increase in the number of authorized but unissued shares of our common stock. Authorized but unissued shares of our common stock and preferred stock are available for future issuance as may be determined by our board of directors without further action by our stockholders, unless stockholder approval is required by applicable law or the rules of any securities exchange on which our securities may be listed in the future.  These additional shares may be issued in the future for a variety of corporate purposes including, but not limited to, raising additional capital, corporate acquisitions and equity incentive plans. Except for a stock split or stock dividend, future issuances of common shares will dilute the voting power and ownership of our existing stockholders and, depending on the amount of consideration received in connection with the issuance, could also reduce stockholders’ equity on a per share basis.

Anti-Takeover Effects

The availability of a substantial number of authorized but unissued shares may also be used by our board, subject to its fiduciary duties, to deter future attempts to gain control of the Company or make such actions more expensive and less desirable.  We did not, however, propose the Reverse Stock Split in response to any effort known to us to accumulate our common stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management.

Potential Issuance

We have no current plans or expectations to issue any of our common stock except pursuant to our existing equity compensation plans.  However, as previously disclosed, we are engaged in discussions with the holders of our subordinated secured convertible notes regarding a transaction in which some or all of those outstanding notes would be exchanged for a new series of our preferred stock and those holders would purchase additional shares of preferred stock.  That preferred stock would be convertible into our common stock.  We currently do not have a sufficient number of shares of common stock authorized but unissued to issue shares of common stock upon conversion of all of the preferred stock that we expect to issue in the contemplated transaction.  Because the Amendment will permit us to effect the Reverse Stock Split but does not decrease the number of shares of common stock that we are authorized to issue, following the Reverse Stock Split, we will have sufficient authorized but unissued common stock to issue all common stock issuable upon conversion of all of the preferred stock that we expect to issue in the contemplated transaction.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Upon the effectiveness of the Reverse Stock Split, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of our common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares reserved for issuance pursuant to these securities will also be reduced proportionately based upon the reverse stock split determined by our board.

Accounting Matters

The Reverse Stock Split will not affect the par value of our common stock, which will remain $0.0001 per share upon the effectiveness of the Reverse Stock Split. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet will be reduced to one-seventh of capital attributable to common stock on our balance sheet before the Reverse Stock Split.  Additional paid capital on our balance sheet will increased by the same amount, resulting in no change to stockholders’ equity.  Reported per share net income or loss will probably be higher because there will be fewer shares of our common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to “U.S. holders” (as defined below) of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, or a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary does not address the U.S. federal alternative minimum tax consequences or state, local or foreign tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code (“IRC”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, U.S. Holders will not recognize gain or loss upon the Reverse Stock Split. The aggregate tax basis of our common stock received by a U.S. Holder pursuant to the Reverse Stock Split should equal the aggregate tax basis of our common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period of our common stock received should include the holding period of our common stock surrendered.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.lime-energy.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

BY ORDER OF THE BOARD OF DIRECTORS,
John O’Rourke
Chief Executive Officer

Huntersville, NC
September 20, 2013

Lime Energy Co.

Information Statement

September 20, 2013

Appendix A

Lime Energy Co.

CERTIFICATE OF AMENDMENT

OF

FIRST RESTATED CERTIFICATE OF INCORPORATION

Lime Energy Co., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Article 4 of the Corporation’s Certificate of Incorporation shall be amended by adding the following paragraph at the end of Article 4:

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation adding this paragraph (the “Effective Time”), each seven (7) shares of the Corporation’s Common Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to rounding up as described above.

SECOND: This Certificate of Amendment shall become effective on                    , 2013 at [ ] [a.m./p.m.].

THIRD: This Certificate of Amendment was duly adopted in accordance with § 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the        day of                    2013.

LIME ENERGY CO.

By:
Name:
Title: